UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

CollaGenex Pharmaceuticals, Inc.

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(Name of Issuer)

Common Stock, $0.01 par value

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(Title of Class of Securities)

19419B100

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(CUSIP Number)

Marc D. Hauser

Equity Group Investments, L.L.C.

2 North Riverside Plaza, Suite 600

Chicago, Illinois 60606

312-466-3281

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(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 31, 2006

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(Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
☒ Rule 13d-1(c)
[_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 19419B100	SCHEDULE 13G/A

_____________________________________________________________________________

1.	Name of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

EGI-Fund (02-04) Investors, L.L.C.	FEIN: 40-0002819

_____________________________________________________________________________

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
(a) ☒

(b) [_]

_____________________________________________________________________________

3.	SEC Use Only

_____________________________________________________________________________

4.	Citizenship or Place of Organization

Delaware

_____________________________________________________________________________

NUMBER OF	5.	Sole Voting Power – 0
SHARES
BENEFICIALLY	6.	Shared Voting Power – 418,500
OWNED BY
EACH	7.	Sole Dispositive Power - 0
REPORTING
PERSON	8.	Shared Dispositive Power – 418,500
WITH

_____________________________________________________________________________

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

418,500

_____________________________________________________________________________

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares

(See Instructions) [_]

_____________________________________________________________________________

11.	Percent of Class Represented by Amount in Row (9)

2.0%

_____________________________________________________________________________

12.	Type of Reporting Person (See Instructions)

OO

_____________________________________________________________________________

(1) Calculated based on 21,104,109 shares of Common Stock outstanding as of December 31, 2006, as reported by the Issuer on its Prospectus Supplement on Form 424B5 filed November 20, 2006.

CUSIP No. 19419B100	SCHEDULE 13G/A

_____________________________________________________________________________

1.	Name of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

EGI-Fund (05-07) Investors, L.L.C.	FEIN: 20-2062590

_____________________________________________________________________________

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
(a) ☒

(b) [_]

_____________________________________________________________________________

3.	SEC Use Only

_____________________________________________________________________________

4.	Citizenship or Place of Organization

Delaware

_____________________________________________________________________________

NUMBER OF	5.	Sole Voting Power – 0
SHARES
BENEFICIALLY	6.	Shared Voting Power – 1,291,500
OWNED BY
EACH	7.	Sole Dispositive Power - 0
REPORTING
PERSON	8.	Shared Dispositive Power – 1,291,500
WITH

_____________________________________________________________________________

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,291,500

_____________________________________________________________________________

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares

(See Instructions) [_]

_____________________________________________________________________________

11.	Percent of Class Represented by Amount in Row (9)

6.1%

_____________________________________________________________________________

12.	Type of Reporting Person (See Instructions)

OO

_____________________________________________________________________________

(1) Calculated based on 21,104,109 shares of Common Stock outstanding as of December 31, 2006, as reported by the Issuer on its Prospectus Supplement on Form 424B5 filed November 20, 2006.

CUSIP No. 19419B100	SCHEDULE 13G/A

_____________________________________________________________________________

1.	Name of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

EGI-Managing Member (02-04), L.L.C.	FEIN: 40-0002816

_____________________________________________________________________________

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
(a) ☒

(b) [_]

_____________________________________________________________________________

3.	SEC Use Only

_____________________________________________________________________________

4.	Citizenship or Place of Organization

Delaware

_____________________________________________________________________________

NUMBER OF	5.	Sole Voting Power – 0
SHARES
BENEFICIALLY	6.	Shared Voting Power – 418,500
OWNED BY
EACH	7.	Sole Dispositive Power - 0
REPORTING
PERSON	8.	Shared Dispositive Power – 418,500
WITH

_____________________________________________________________________________

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

418,500

_____________________________________________________________________________

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares

(See Instructions) [_]

_____________________________________________________________________________

11.	Percent of Class Represented by Amount in Row (9)

2.0%

_____________________________________________________________________________

12.	Type of Reporting Person (See Instructions)

OO

_____________________________________________________________________________

(1) Calculated based on 21,104,109 shares of Common Stock outstanding as of December 31, 2006, as reported by the Issuer on its Prospectus Supplement on Form 424B5 filed November 20, 2006.

CUSIP No. 19419B100	SCHEDULE 13G/A

_____________________________________________________________________________

1.	Name of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

SZ Investments, L.L.C.	FEIN: 36-4150443

_____________________________________________________________________________

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
(a) ☒

(b) [_]

_____________________________________________________________________________

3.	SEC Use Only

_____________________________________________________________________________

4.	Citizenship or Place of Organization

Delaware

_____________________________________________________________________________

NUMBER OF	5.	Sole Voting Power – 0
SHARES
BENEFICIALLY	6.	Shared Voting Power – 1,710,000
OWNED BY
EACH	7.	Sole Dispositive Power - 0
REPORTING
PERSON	8.	Shared Dispositive Power – 1,710,000
WITH

_____________________________________________________________________________

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,710,000

_____________________________________________________________________________

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares

(See Instructions) [_]

_____________________________________________________________________________

11.	Percent of Class Represented by Amount in Row (9)

8.1%

_____________________________________________________________________________

12.	Type of Reporting Person (See Instructions)

OO

_____________________________________________________________________________

(1) Calculated based on 21,104,109 shares of Common Stock outstanding as of December 31, 2006, as reported by the Issuer on its Prospectus Supplement on Form 424B5 filed November 20, 2006.

CUSIP No. 19419B100	SCHEDULE 13G/A

_____________________________________________________________________________

1.	Name of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Chai Trust Company, L.L.C.

FEIN 36-4268733

_____________________________________________________________________________

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
(a) ☒

(b) [_]

_____________________________________________________________________________

3.	SEC Use Only

_____________________________________________________________________________

4.	Citizenship or Place of Organization

Illinois

_____________________________________________________________________________

NUMBER OF	5.	Sole Voting Power – 0
SHARES
BENEFICIALLY	6.	Shared Voting Power – 1,710,000
OWNED BY
EACH	7.	Sole Dispositive Power - 0
REPORTING
PERSON	8.	Shared Dispositive Power – 1,710,000
WITH

_____________________________________________________________________________

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,710,000

_____________________________________________________________________________

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares

(See Instructions) [_]

_____________________________________________________________________________

11.	Percent of Class Represented by Amount in Row (9)

8.1%

_____________________________________________________________________________

12.	Type of Reporting Person (See Instructions)

OO

_____________________________________________________________________________

(1) Calculated based on 21,104,109 shares of Common Stock outstanding as of December 31, 2006, as reported by the Issuer on its Prospectus Supplement on Form 424B5 filed November 20, 2006.

CUSIP No. 19419B100	SCHEDULE 13G/A

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Item 1(a). Name of Issuer:

CollaGenex Pharmaceuticals, Inc.

________________________________________________________________________________

Item 1(b). Address of Issuer's Principal Executive Offices:

41 University Drive, Newtown, Pennsylvania 18940

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Item 2(a). Names of Persons Filing:

This Schedule 13G is being filed by the following entities:

EGI-Fund (02-04) Investors, L.L.C., a Delaware limited liability company

EGI-Fund (05-07) Investors, L.L.C., a Delaware limited liability company

EGI-Managing Member (02-04), L.L.C., a Delaware limited liability company

SZ Investments, L.L.C., a Delaware limited liability company

Chai Trust Company, L.L.C., an Illinois limited liability company

________________________________________________________________________________

Item 2(b). Address of Principal Business Offices, or if None, Residences:

The address for each of the Reporting Persons is:

Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606

________________________________________________________________________________

Item 2(c). Citizenship:

EGI-Fund (02-04) Investors, L.L.C. -- Delaware

EGI-Fund (05-07) Investors, L.L.C. -- Delaware

EGI-Managing Member (02-04), L.L.C. -- Delaware

SZ Investments, L.L.C. -- Delaware

Chai Trust Company, L.L.C. -- Illinois

________________________________________________________________________________

Item 2(d). Title of Class of Securities:

Common Stock, par value $0.01 per share

________________________________________________________________________________

Item 2(e). CUSIP Number:

19419B100

________________________________________________________________________________

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d(1)(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	[_] Broker or dealer registered under Section 15 of the Act

(b)	[_] Bank as defined in Section 3(a)(6) of the Act

(c)	[_] Insurance company as defined in Section 3(a)(19) of the Act

(d)	[_] Investment company registered under Section 8 of the Investment Company Act of 1940

(e)	[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f)	[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

(g)	[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

(h)	[_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

(i)	[_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

(j)	[_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Not applicable.

________________________________________________________________________________

ITEM 4. OWNERSHIP.

To the best knowledge of each of the Reporting Persons, there were 21,104,109 shares of Common Stock outstanding as of December 21, 2006, as reported by the Issuer on its Prospectus Supplement on Form 424B5 filed November 20, 2006.

Fund 02-04 and Managing Member share beneficial ownership of, the power to vote or to direct the vote of, and the power to dispose or direct the disposition of, 418,500 shares of Common Stock, representing 2.0% of the Issuer's issued and outstanding Common Stock. Fund 05-07 shares beneficial ownership of, the power to vote or to direct the vote of, and the power to dispose or direct the disposition of, 1,291,500 shares of Common Stock, representing 6.1% of the Issuer's issued and outstanding Common Stock. SZ Investments and Chai Trust share beneficial ownership of, the power to vote or to direct the vote of, and the power to dispose or direct the disposition of, the 1,710,000 shares of Common Stock held by Fund 02-04 and Fund 05-07, representing 8.1% of the Issuer's issued and outstanding Common Stock.

________________________________________________________________________________

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

________________________________________________________________________________

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

________________________________________________________________________________

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

________________________________________________________________________________

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

________________________________________________________________________________

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

________________________________________________________________________________

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 13, 2007

EGI-FUND (02-04) INVESTORS, L.L.C.

EGI-FUND (05-07) INVESTORS, L.L.C.

EGI-MANAGING MEMBER (02-04), L.L.C.

SZ INVESTMENTS, L.L.C.

Each by: /s/ PHILIP G. TINKLER

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Name: Philip G. Tinkler

Title: Vice President

CHAI TRUST COMPANY, L.L.C.

By: /s/ JAMES G. BUNEGAR

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Name: James G. Bunegar

Title: Vice President

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13G-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (See 18 U.S.C. 1001).